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                                                                    EXHIBIT 23.7



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors


Lamar Advertising Company:



We consent to the use of our report dated February 5, 1999, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 1998, and December 31, 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996, and the year ended October 31, 1996, which report appears in the Registration Statement on Form S-4 of Chancellor Media Corporation. We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.



                                       KPMG LLP



New Orleans, Louisiana


June 3, 1999